Exhibit No 99.1

MedCareers Group, Inc. Signs Binding Agreement with The 4 Less Corp.

Dallas, TX June 18, 2018 – MedCareers Group, Inc. (MCGI: OTC pink) is pleased to announce that it has entered into a binding letter of intent (“LOI”) with The 4 Less Corp. (“4Less”), owner of several branded ecommerce web sites including their flag ship web site Liftkits4less.com (www.liftkits4less.com) (“Liftkits”), to acquire one hundred percent of the company.

Per the binding LOI, and subject to satisfactory due diligence, MCGI will enter into a definitive agreement with 4Less within the next one hundred and twenty days to finalize the acquisition.

4Less operates in the $43 billion specialty aftermarket auto parts industry and has quickly grown into one of the largest on-line sellers of Jeep, Truck and SUV suspension systems and related accessories targeting direct to consumer and installation shops here in the US and ships worldwide.

4Less established www.LiftKits4Less.com approximately 3 years ago. In 2015, their first year of operations, Liftkits had revenues of $2.4M which they grew by 280% to $6.8M in 2017 and was close to break even. For 2018 they are on track to surpass revenues of 9 million dollars.

Liftkits president and founder, Christopher Davenport, claims they owe their success to superior customer service, targeted functional web sites and easy to follow “how to” instructional videos that they film in their installation shop in Las Vegas.

Additionally, with their proven business model, experienced management team, and relationships with thousands of manufacturers, 4Less is in the early stages of launching other related auto equipment ecommerce websites including Bumpers4Less.com, Shocks4Less.com and Truckbedcovers.com to name a few.

 “In a very short time Christopher and his team have done an outstanding job building Liftkits into a leading ecommerce website for off road enthusiast while creating a platform that can be replicated profitably in numerous segments across the specialty auto equipment industry.” said Tim Armes, President and CEO of MedCareers Group, Inc..  “We think 4Less has strong growth opportunity and believe Chris and his team has the potential to grow the company in a significant way based on his current achievements.”

“We are extremely excited to be joining MedCareers Group, Inc” says Chris Davenport. “Our goal is to be a major ecommerce player in the aftermarket auto parts industry and, by merging with MCGI, we will be able to access capital markets for faster internal growth as well as for strategic acquisitions in order to achieve this goal more efficiently.”

This press release should be read in conjunction with the 8K filed at www.sec.gov

MedCAREERS Group, Inc.

MedCAREERS Group, Inc.’s focus to date has been to develop and build value through its wholly-owned subsidiary Nurses Lounge, Inc., an online professional network and communication resource for nurses and stakeholder organizations such as nursing schools, associations and employers.

Also visit: www.the4LessCorp.com as well as www.LiftKits4Less.com

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Factors that could cause results to differ include but are not limited to, successful performance of internal plans, product or services development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct (i) its own forward-looking statements, except as required by law, or (ii) those prepared by third parties that are not paid for by the Company.

For more information, contact:

Tim Armes

President and CEO of MedCareers Group, Inc.

Phone: 972-393-5892

Email: tarmes@nurseslounge.com